Exhibit 10.22

LONG-TERM LEASE AGREEMENT

THIS LONG-TERM LEASE AGREEMENT (this “Lease”) is made as of June 30, 2018 (“Effective Date”), by and between MedImmune, LLC a Delaware limited liability company (“Landlord”), and Viela Bio, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord leases a portion of the building located at 1 Medimmune Way, Gaithersburg, Maryland 20878 and referred to as the OMW Building (the “Building”) and being a part of Landlord’s Gaithersburg, Maryland facility (“Gaithersburg Facility”) (such leased premises, the “Original Leased Premises”), to Tenant, and Tenant leases from Landlord the Original Leased Premises on the terms and conditions as fully described in that certain Lease Agreement dated as of February 23, 2018 (“Short Term Lease”);

WHEREAS, the Short Term Lease of the Original Leased Premises expires on June 30, 2018, and on such date Tenant shall vacate and surrender the Original Leased Premises (other than the Lab Premises (as defined below)) to Landlord in the condition required by the Short Term Lease;

WHEREAS, Tenant exercised the Expansion Option under Section 12.15 of the Short Term Lease to lease 7,210 rentable square feet within the Building at the Gaithersburg Facility shown on Exhibit A hereto (the “Leased Premises”) commencing on or about July 1, 2018;

WHEREAS, in furtherance of Tenant’s exercise of such Expansion Option, Landlord and Tenant are entering into this Long Term Lease to document the terms and conditions of Landlord’s lease of the Leased Premises to Tenant, and Tenant’s lease of the Leased Premises from Landlord.

FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

ARTICLE 1.     Lease; Leased Premises; Use.

Section	1.01. Lease.

(a)    Leased Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord the Leased Premises. Landlord shall use reasonable efforts to ensure Tenant Parties’ (as defined below) access to the Leased Premises and shall permit Tenant to use the common areas of the Building (including but not limited to the bathrooms, cafeteria, hallways, stairwells, elevators and driveways and parking areas serving the Building) (the “Common Areas”) and all equipment located in the Leased Premises (but not the Common Areas) on the Commencement Date (including but not limited to all furniture, fixtures and equipment located therein). Promptly following the Commencement Date, Landlord and Tenant shall document an inventory of the moveable furniture, fixtures and equipment within the Leased Premises. Landlord and Tenant agree that the rentable square footage of the Leased Premises is 7,210 rentable square feet, comprised of 6,270 rentable square feet of office space located on the 1st floor of the Building (the “Office Premises”) and 940 rentable square feet of research & development laboratory space located on the 2nd floor of the Building (the “Lab Premises”).

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(b)    Building Amenities. Landlord and Tenant hereby acknowledge that the Building currently offers certain amenities to persons employed and having offices within the Building (collectively, “Building Amenities”). Landlord hereby agrees that Tenant and Tenant’s employees shall have the same rights to use Building Amenities that are provided to Landlord’s employees with respect to Building Amenities. If Landlord reasonably determines that providing any of such Building Amenities is materially adversely affecting Landlord’s business, Landlord shall notify Tenant of same. In such an event, the parties agree to meet to discuss in good faith with the intent to resolve the problem(s), and to evaluate the feasibility of continuing to provide such Building Amenities to Tenant. The parties shall use commercially reasonable efforts to diligently resolve the issue, and Tenant shall be liable for any reasonable costs of the elimination of the adverse effect. If Landlord and Tenant are not able to resolve the issue within thirty (30) days after such diligent good faith efforts, such dispute will be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association at the American Arbitration Association office located nearest to the Leased Premises.

(c)    Conference and Training Space. Tenant and Tenant’s employees, agents and contractors (collectively including Tenant, “Tenant Parties”) shall be entitled to use the conference and training space, as the same may exist in the Building from time to time, upon at least 48 hours advance written notice to Landlord, on a first come, first served basis, at no charge, in accordance with Landlord’s conference room booking procedures and such other reasonable rules related thereto provided by Landlord from time to time. Landlord shall have the right to temporarily close the conference and training space from time to time and no such closure shall constitute a constructive or actual eviction, entitle Tenant to an abatement, reduction of Rent hereunder or damages or be deemed a disturbance to Tenant’s use or occupancy of the Leased Premises.

(d)    Laboratory Equipment, Supplies and Consumables. Tenant acknowledges and agrees that, except as provided in this Section 1.01(d), Landlord is not furnishing Tenant with, and that none of the Tenant Parties shall use, laboratory equipment, supplies, consumables and other similar tangible property of Landlord located outside the Leased Premises, provided, however, that if in the future Tenant or any Tenant Parties have a need for other laboratory equipment, supplies, or consumables, Tenant may request the use of the same from Landlord and the parties agree to discuss such use in good faith; further, provided, that, Landlord shall have no obligation to permit any such use by Tenant and Landlord’s decision to permit such use, and the terms and conditions thereof, shall be in Landlord’s sole and absolute discretion.

(1) Laboratory Equipment Defined. The laboratory equipment covered by this Section 1.01(d) means such laboratory equipment maintained in service at the Building by Landlord in a location outside the Leased Premises and included on Exhibit D hereto (collectively, the “Laboratory Equipment”). Landlord may change Exhibit D (i.e., by adding or removing equipment therefrom) from time to time and at any time during the Lease Term by e-mail notice to Tenant of such change. Notwithstanding the inclusion or exclusion of any piece of Laboratory Equipment on Exhibit D hereto, Landlord shall have no obligation to actually maintain or continue to maintain any particular piece of, or quantity of, Laboratory Equipment in the Building or at any particular location within the Building or to perform any repair or replacement of any Laboratory Equipment at any time during the Lease Term, except, to the extent that Landlord elects to actually keep and maintain any such equipment, such maintenance shall be in substantially the same or better

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manner as the manner that Landlord currently maintains any such equipment. Landlord makes no representations or warranties regarding the suitability, condition or accuracy of any Laboratory Equipment, and Landlord shall have no liability to Tenant for the failure, poor condition, disrepair or inaccuracies of any Laboratory Equipment.

(2) Sign-Up For Use of Laboratory Equipment. Landlord and Landlord’s employees shall have priority of use of all Laboratory Equipment. Subject to the preceding sentence, Tenant shall sign up, in advance, to use Laboratory Equipment on Landlord’s designated sign-up sheet for use of Laboratory Equipment. Tenant shall not have any right to use Laboratory Equipment that Tenant has not signed up to use with Landlord, in advance.

(3) General Rules Regarding Use of Laboratory Equipment. Tenant and its employees shall use Laboratory Equipment in the room and specific place within the room as Tenant’s employee finds such Laboratory Equipment. Neither Tenant nor its employees shall relocate Laboratory Equipment from the specific location within the room that such Laboratory Equipment is found by Tenant or Tenant’s employee immediately prior to use by such employee. Tenant shall reimburse Landlord for all actual out-of-pocket costs incurred by Landlord to repair Laboratory Equipment damaged by Tenant’s employees, whether by misuse, accident, negligence or otherwise. Tenant’s use of Laboratory Equipment shall be subject to Landlord’s written reasonable rules related thereto provided by Landlord to Tenant from time to time.

(4) Laboratory Supplies and Consumables. Tenant shall also be entitled to use Landlord’s laboratory supplies and consumables that are readily available at the Building (“Lab S&C”) on the following basis: (i) Tenant may use up to [***] in Lab S&C during each calendar month in the Lease Term without additional charge; and (ii) to the extent that Tenant uses in excess of [***] in Lab S&C during any calendar month of the Lease Term (without taking into account Tenant’s usage during any previous or future calendar month), Tenant shall be obligated to reimburse Landlord for such excess amount within forty-five (45) days after written invoice therefor (provided, however, that in no event shall the cost for such Lab S&C exceed [***] of the fair market cost of such supplies and consumables). In no event shall Tenant be entitled to any reimbursement or carry-over to the extent that Tenant uses less than [***] in Lab S&C during any calendar month of the Lease Term. Tenant shall cause its employees to record and report to Landlord such employees’ use of Lab S&C, on a daily basis, and any low supply of Lab S&C (i.e., need for replenishment of Lab S&C) in the manner determined by Landlord and to comply with such other use and replenishment documentation and recording and reporting procedures as reasonably established by Landlord from time to time. Landlord shall not be liable to Tenant if Landlord temporarily or permanently discontinues stocking any particular Lab S&C (which Landlord may elect to so do in Landlord’s sole and absolute discretion) or if any particular Lab S&C is no longer readily available to Tenant and its employees at any time during the Lease Term. For avoidance of doubt, Tenant shall be responsible for ordering anything not in stock necessary for Tenant’s use of the Laboratory Equipment.

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(5) Lab Services. Notwithstanding anything to the contrary contained in this Lease, Tenant acknowledges and agrees that Landlord is not furnishing Tenant or the Leased Premises with any laboratory services that would involve or require the use of Landlord’s personnel. Any such laboratory services that Landlord agrees to supply, in Landlord’s sole and absolute discretion, shall be furnished by Landlord on such terms and at such rates as determined by Landlord in its sole and absolute discretion in accordance with a separate mutually acceptable services agreement between Landlord and Tenant.

Section 1.02.    “AS IS”. Tenant acknowledges that it enters into this Lease without any representations or warranties by the Landlord, or anyone acting or purporting to act on behalf of Landlord, as to the present or future condition of the Leased Premises, except that Landlord shall construct Landlord’s Work (as defined in Exhibit E) in the Office Premises as set forth in Exhibit E. It is further agreed that Tenant does and will accept the Leased Premises “AS IS” in its then present condition as of the Commencement Date and Landlord shall have no obligation to make any alterations or to perform any repairs, replacements or maintenance in or to the Leased Premises or any areas of or improvements at the Gaithersburg Facility in order to prepare the Leased Premises for Tenant’s occupancy, except that Landlord shall construct Landlord’s Work in the Office Premises as set forth in Exhibit E, and shall deliver the Office Premises with all Building mechanical, electrical, plumbing and HVAC systems in good working order. Tenant acknowledges that Tenant is currently in possession of the Lab Premises. Landlord shall use commercially reasonable efforts to deliver possession of the Office Premises to Tenant on July 1, 2018 (which date shall be subject to extension on a day for day basis for every day of delay in construction of Landlord’s Work arising from a Tenant Delay (as defined in Exhibit E)) in vacant, broom clean condition, with Landlord’s Work Substantially Complete (as defined in Exhibit E), and otherwise in the condition existing as of the date hereof, except as specifically set forth in this Lease. Tenant acknowledges that Tenant is currently in possession of the Office Premises and that it was delivered on July 1, 2018, in vacant, broom clean condition, with Landlord’s Work Substantially Complete with no Punch List work to be completed.

Section 1.03.    Use. Tenant may use the Leased Premises for office and research & development laboratory uses and any ancillary uses thereto provided that such uses are consistent with zoning and other applicable law (“Permitted Use”). Following written notice thereof from Landlord, Tenant shall comply with all reasonable rules and regulations adopted by Landlord with respect to the Gaithersburg Facility and all laws applicable to Tenant’s use and occupancy of the Leased Premises, and shall promptly comply with all governmental orders with regard to any violations of law at the Leased Premises caused or permitted by, or resulting from, Tenant’s occupancy or use thereof or any alterations by Tenant thereto, all at Tenant’s sole expense. In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with any of the rules and regulations. Tenant shall give prompt notice to Landlord of any written notice Tenant receives of the alleged violation of any law directly related to Tenant’s use or occupancy of the Leased Premises. Tenant shall not, at any time during the Lease Term, use or occupy the Leased Premises in any manner that would (i) violate any certificate of occupancy for the Leased Premises; or (ii) constitute a violation of law that is not properly remedied within the notice and cure period set forth herein. Notwithstanding anything to the contrary herein, Tenant shall not be required to comply with or cause the Leased Premises to comply with any laws, rules, regulations or insurance requirements requiring the construction of

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alterations unless such compliance is necessitated solely due to Tenant’s particular use or manner of use or change in use of the Leased Premises, or Tenant’s alterations, additions, or improvements therein. Without limitation of the foregoing, Tenant shall be responsible following the Commencement Date for ensuring that Tenant’s use, occupancy and any alteration requested by Tenant of the Leased Premises (i) complies with applicable law, including the ADA and (ii) complies with all occupational health and safety laws and regulations. Notwithstanding anything to the contrary in this Lease, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Leased Premises and/or any area of the Building or Gaithersburg Facility into compliance with Laws as a result of: (i) Tenant’s particular use or alteration of the Leased Premises (as opposed to mere office or laboratory use); (ii) Tenant’s change in the use of the Leased Premises from mere office or laboratory use; (iii) the manner of conduct of Tenant’s business or operation of its installations, equipment, or other property therein; (iv) any cause or condition created by or at the instance of Tenant or any Tenant Agent, other than by Landlord’s performance of any work for or on behalf of Tenant; or (v) breach of any of Tenant’s obligations hereunder, then Tenant shall bear all costs of bringing the Leased Premises and/or Building or Gaithersburg Facility into compliance with laws.

Section 1.04.    Permits. Landlord shall, at Tenant’s sole cost and expense, use commercially reasonable efforts to fully cooperate with Tenant in Tenant’s efforts to obtain any necessary permits or licenses required for Tenant’s use, occupancy, conduct or maintenance of the Leased Premises and of the business to be conducted by Tenant in or upon the Leased Premises (“Tenant’s Permits”). Tenant shall, at Tenant’s own cost and expense, apply for and obtain Tenant’s Permits, and Tenant shall, at Tenant’s own cost and expense, make all necessary repairs and improvements for the granting of any such Tenant Permit or for the continuance of same. Without limiting the generality of the foregoing, Tenant’s Permits shall include import permits issued by the Centers for Disease Control and/or the U.S. Department of Agriculture if required by applicable law in connection with Tenant’s use, occupancy, conduct or maintenance of the Leased Premises or of the business to be conducted by Tenant in or upon the Leased Premises. In addition, if any work associated with radioactive materials is to be undertaken by Tenant in the Leased Premises, Tenant shall be obligated to obtain a radiation license along with establishing any appropriate associated programs; provided, however, notwithstanding that Tenant may have obtained a radiation license, Tenant shall notify Landlord’s Radiation Safety Officer (the “RSO”) of Tenant’s intent to use radioactive materials within the Leased Premises prior to any such use, and such proposed use shall be subject to the RSO’s prior review and written approval.

Section 1.05.    Parking. Tenant shall be entitled to use up to sixty (60) unreserved, surface parking spaces in the parking areas customarily used by Landlord’s employees and contractors and visitors to the Building. Parking is non-designated and intermingled with Landlord’s employees and contractors and visitors to the Building. Tenant shall comply with the parking guidelines reasonably established by Landlord from time to time.

Section 1.06.    Signage. Tenant shall not install any signage (whether exterior or interior) on or in the Building or otherwise on the grounds of the Gaithersburg Facility without prior Landlord consent. Notwithstanding the foregoing, Tenant shall be permitted to install identification signage within and at the entrance to the Leased Premises, but, for the avoidance of doubt, not in the main lobby of the Building or on the exterior of the Building. In all events, Landlord shall have the right to approve the location, size and design of all Tenant’s signage, which approval shall not be unreasonably withheld, conditioned or delayed.

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Section 1.07.    Security. Landlord shall maintain the existing security plan and apparatus for the Leased Premises and may maintain such security at all entrance points to the Gaithersburg Facility and to the Building as Landlord determines in its sole and absolute discretion (the “Facility Security”), in each case, at its sole cost. Tenant shall be entitled to utilize the Kaye Digiwatch System (“Digiwatch System”) in the Building in connection with Tenant’s use and operation of the Leased Premises. Landlord at its expense shall (i) maintain, repair and operate the Digiwatch System and (ii) make such modifications to the system as determined by Landlord. Those persons designated in writing (e-mail being sufficient) by Landlord and agreed to by Tenant (not to be unreasonably withheld, conditioned or delayed) shall, at all times, have access without prior notice, to any portion of the Digiwatch System located within the Leased Premises. Prior to the Commencement Date, Landlord, at Landlord’s sole cost and expense, shall provide Tenant with one (1) electronic key-card for each Tenant employee to allow Tenant’s employees to access the Leased Premises; provided, that, Tenant acknowledges that all Tenant employees are presently in possession of such electronic key-cards. Following the Commencement Date, Landlord, at Landlord’s sole cost and expense, shall provide Tenant with one (1) electronic key-card for each additional Tenant employee hired to allow such future Tenant employees to access the Leased Premises.

ARTICLE 2.     Lease Term; Rent.

Section 2.01.    Lease Term.

(a)    The initial term of this Lease (the “Initial Term” and, as the same may be extended, if at all, the “Lease Term”) shall commence with respect to the Lab Premises on July 1, 2018 (the “Lab Premises Commencement Date”), and shall commence with respect to the Office Premises on the earlier of (i) the date on which Tenant takes possession of any part of the Office Premises for purposes of conducting the Tenant’s business therein and (ii) the later of (x) the date on which Landlord delivers possession of the Office Premises to Tenant with Landlord’s Work (as set forth in Exhibit E) Substantially Completed and (y) July 1, 2018 (the “Commencement Date”) and, unless earlier terminated in accordance with the terms hereof, shall end on June 30, 2021 (the “Expiration Date”). Tenant agrees that in the event of the inability of Landlord to deliver possession of the Office Premises on or before July 1, 2018 for any reason, Landlord shall not be liable for any damage resulting from such inability, but Tenant shall not be liable for any Rent for the Office Premises (but shall be liable for Rent for the Original Leased Premises as set forth in the last sentence of this Section 2.01(a)) until the time when Landlord can deliver possession of the Office Premises to Tenant or when Landlord would have delivered possession of the Office Premises to Tenant absent a Tenant Delay. No such failure to give possession on July 1, 2018 shall affect the other obligations of Tenant under this Lease. If any delay in Landlord’s ability to Substantially Complete Landlord’s Work or to deliver possession of the Office Premises to Tenant is the result of a Tenant Delay, the Commencement Date and the payment of Rent under this Lease shall be accelerated by the number of days of such Tenant Delay. For purposes of clarification, the Short Term Lease of the Original Leased Premises expires on June 30, 2018, and on such date Tenant shall vacate and surrender the Original Leased Premises (other than the Lab Premises) (“Remaining Original Leased Premises”) to Landlord in the condition required by the Short Term

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Lease; provided, however, that, if the Commencement Date under this Lease occurs after July 1, 2018, the expiration date of Tenant’s lease of the Remaining Original Leased Premises under the Short Term Lease shall be extended until the date immediately prior to the Commencement Date under this Lease on the same terms and conditions as provided in the Short Term Lease at a fixed daily rental rate of [***]; provided, further, that if Landlord has delivered the Office Premises to Tenant with Landlord’s Work Substantially Completed (or Landlord would have delivered the Office Premises to Tenant with Landlord’s Work Substantially Completed absent a Tenant Delay) (“Office Premises Delivery Date”) and Tenant remains in possession of the Remaining Original Leased Premises, then Tenant shall pay a fixed daily rental rent of [***] (rather than [***]) for each such day that Tenant remains in possession of the Remaining Original Leased Premises beyond the date which is five (5) business days after the Office Premises Delivery Date. Tenant acknowledges that the Commencement Date is July 1, 2018.

(b)    Provided that (i) the Lease is in full force and effect; (ii) Tenant is in physical possession and actual occupancy of the entire Leased Premises and has not assigned this Lease or sublet or licensed any of its right, title, and interest in and to the Leased Premises or any portion thereof; and (iii) there shall not exist any default by Tenant under this Lease beyond any applicable notice and cure period, in each case, as of the date that Tenant delivers Tenant’s Interest Notice (as defined below) and as of the first day of the Extension Term, then Tenant shall have one (1) option to extend the then current Lease Term for the entire Leased Premises (but not less than the entire Leased Premises), for a period of one (1) year (the “Extension Term”) commencing immediately following the expiration of the Initial Term, on the same terms and conditions set forth in this Lease except that Tenant shall have no further right to extend the Lease Term. If Tenant elects to exercise the extension option, Tenant shall provide Landlord with written notice of Tenant’s interest in extending the Lease for the Extension Term (“Tenant’s Interest Notice”) no later than one hundred twenty (120) days prior to the expiration of the Initial Term. In the event Tenant fails timely to provide Landlord with Tenant’s Interest Notice with respect to the extension option as required by this Section 2.01(b) or Tenant has no right to extend the Initial Term because Tenant has not satisfied the conditions set forth above in this Section 2.01(b), this Lease shall expire at the end of the Initial Term (i.e., there shall be no extension of the Initial Term) and Tenant shall have no further right to extend the Lease Term. In the event Tenant timely provides Landlord with Tenant’s Interest Notice the Lease shall automatically be extended for the Extension Term without the need for any further instrument or agreement and shall be on the same terms and conditions set forth in this Lease except that Tenant shall have no further right to extend the Lease Term. This Extension Right is personal to Viela Bio, Inc., a Delaware corporation, and may not be assigned to any other person or entity.

Section 2.02.    Surrender. On the Expiration Date, Tenant’s right to possession and use of the Leased Premises shall terminate. On or before the Expiration Date, Tenant shall vacate and surrender possession of the Leased Premises and the fixtures and equipment owned by Landlord and located within the Leased Premises as of the Commencement Date in the Surrender Condition described in Exhibit B to this Lease. Landlord and Tenant shall conduct a joint inspection of the Leased Premises not later than forty-eight (48) hours after Tenant has vacated and surrendered possession of the Leased Premises to Landlord. Tenant shall remove any improvements hereafter installed by Tenant prior to Tenant’s surrender to Landlord of the Leased Premises, to the extent required by Landlord at the time Landlord approves the installation of such improvements. For the avoidance of doubt, in no event shall Tenant be required to restore or remove any portion of

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Landlord’s Work as set forth in Exhibit E. Tenant shall repair and restore any damage caused by its removal of Tenant’s personal property as well as any portion of the furniture, fixtures and equipment or improvements which it removes at Landlord’s direction, such that the Leased Premises are left in readily usable condition. Tenant shall obtain Landlord’s prior written approval for any removal that affects the Building’s structure or mechanical systems. In no event shall Tenant remove any lighting. If Tenant has not timely vacated and returned the Leased Premises to Landlord in the Surrender Condition as herein required, Landlord may re-enter and repossess the Leased Premises in accordance with applicable law and remove all persons, Tenant’s property, Tenant’s improvements and any furniture, fixtures and equipment timely designated by Landlord therefrom by summary proceeding, ejectment or other legal action. Landlord shall not be liable by reason of any such reentry, repossession or removal, or for Tenant’s property left in the Leased Premises. Any items of Tenant’s property that shall remain in the Leased Premises after the Expiration Date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion, and Tenant shall be responsible for reimbursement of Landlord’s reasonable, actual out-of-pocket costs to dispose of the same. Following the Expiration Date, Tenant shall remain liable for all reasonable, actual, out-of-pocket costs incurred by Landlord in enforcing Tenant’s obligations under this Section 2.02. All rights and remedies of Landlord hereunder shall be cumulative and not mutually exclusive of one another. The rights and remedies herein provided are in addition to the rights and remedies Landlord may enjoy under law and in equity.

Section 2.03.    Hold Over. Tenant shall pay Landlord for each day Tenant retains possession of the Leased Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be Two Hundred percent (200%) of the amount of the monthly installment of Rent for the last period prior to the date of such termination, prorated on a daily basis, and commencing on the sixty-first (61st) day following such holding over Tenant shall also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord’s election to such effect, such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Section 2.03 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law. The provisions of this Section 2.03 shall survive the termination of this Lease.

Section 2.04.    Decommissioning. In addition to and not in lieu of the foregoing, no later than sixty (60) days prior to the Expiration Date, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by applicable law) to be taken by Tenant to de-commission the facility and surrender it to Landlord in accordance with Exhibit B, free from any residual impact from Tenant of Tenant’s operations within the Leased Premises, and otherwise released for similar use and occupancy (“Decommissioning”). Such description shall include a current listing of all Hazardous Materials (as defined below) used, stored, handled, treated, generated, released or disposed of from the Leased Premises, and all licenses and permits of Tenant (including Tenant’s Permits) with respect to the Leased Premises. Landlord shall have the right to have it and/or its environmental consultant inspect the Leased Premises following Tenant’s Decommissioning thereof.

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Section 2.05.    Quiet Enjoyment. Landlord hereby agrees that during the Lease Term, provided that Tenant is not in default hereunder, Tenant shall have quiet and peaceful possession and enjoyment of the Leased Premises without any manner of hindrance from Landlord or those within Landlord’s control, including without limitation, Landlord’s employees, agents and contractors.

Section 2.06.    Rent. Tenant agrees to pay to Landlord monthly rent equal to Thirty Thousand Dollars ($30,000) per month (“Rent”) (the components of Rent being described in Exhibit C hereto) on or before the first day of each calendar month during the Lease Term, commencing on the Commencement Date, subject to an escalation of 3% per annum on each of July 1, 2019, July 1, 2020 and, if applicable, July 1, 2021, as more fully set forth in the rent table below.

Period	Monthly Rent
Initial Term
Commencement Date - June 30, 2019	$30,000
July 1, 2019 - June 30, 2020	$30,900
July 1, 2020 - June 30, 2021	$31,827

Extension Term (if any)
July 1, 2021 - June 30, 2022	$32,782

Rent shall be paid without deduction or offset and without notice or demand, at Landlord’s address set forth in the opening paragraph of this Lease, or to such other person or at such other place as Landlord may from time to time designate in writing to Tenant. Rent for any period during the Lease Term which is less than a full month shall be a prorated portion of the Monthly Rent based upon the number of days in such month. In the event that any sum due to Landlord or reimbursement owed to Tenant under this Lease is not paid within five (5) days of the due date for payment, interest on such sum shall accrue at a rate equal to three percent (3%) above the per annum rate identified as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal (the “Default Rate”) from the due date of payment to the date of actual payment. Tenant’s obligation to pay any unpaid Rent attributable to any period during the Lease Term shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the foregoing, before assessing a late charge for the first time in any one (1) year period, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge if Tenant pays such delinquency within five (5) days thereafter.

ARTICLE 3.     Utilities and Services; Access.

Section 3.01.    Utilities and Services. Landlord at its expense agrees (i) to cause the necessary mains, conduits, pipes, back-up generator and other facilities to be provided to make

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water, sewer, phone and electricity available to the Leased Premises for use by Tenant during the Lease Term; and (ii) to provide the services listed on Exhibit C hereto to Tenant at the Leased Premises. Landlord shall in no event be liable for any interruption or failure of utility or other services to be provided by Landlord under this Lease on or to the Leased Premises. Notwithstanding the foregoing, if Tenant is prevented from using, and as a result thereof actually does not use (other than for storage purposes), the Leased Premises or any portion thereof because of (i) the unavailability of any utility or HVAC to be provided by Landlord hereunder, or (ii) lack of access to the Leased Premises or any portion thereof for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability of utility or HVAC or lack of access, and such unavailability or lack of access was not caused by or through Tenant’s negligence or intentional misconduct, and was caused by Landlord’s negligence or intentional misconduct, then, as Tenant’s sole remedy therefor, Tenant shall be entitled to an abatement of Rent for each consecutive day (after such five (5) consecutive business day period) that Tenant is so prevented from using (and as a result thereof does not in fact use) all or such portion of the Leased Premises until such time as such utility or HVAC or access is restored. If less than the entire Leased Premises is affected by such interruption, the Rent abatement shall be prorated by a fraction, the numerator of which shall be the rentable area of the portion of the Leased Premises rendered unusable (and unused by Tenant) by the interruption and the denominator of which shall be the rentable area of the entire Leased Premises.

Section 3.02.    Tenant’s Access. Except in the event of an emergency or other force majeure event, and subject to Section 5.04, Tenant shall have access to the Leased Premises twenty-four (24) hours per day each day of the year.

Section 3.03.    Landlord’s Access. Landlord and its affiliates and agents shall have the right to enter into and upon the Leased Premises, or any part thereof, at any time, for the purpose of examining the same, performing services or maintenance, or making repairs or alterations therein as may be necessary in Landlord’s discretion for the safety and preservation thereof or to comply with applicable law with respect to the use and operation of the Gaithersburg Facility (including the Building), or to show the Leased Premises to actual and prospective tenants, purchasers or lenders of the Gaithersburg Facility (including the Leased Premises). Landlord shall conduct its access in such a manner that it will minimize interruption of the Tenant’s business within the Leased Premises. Tenant agrees to cooperate with and allow access to any governmental authorities seeking access to the Leased Premises. Landlord and Landlord’s agents shall provide Tenant with one (1) business day notice prior to entry of the Leased Premises, except that no notice shall be required for entry by Landlord or Landlord’s agents for the purposes of performing maintenance, repairs, replacements or alterations or providing hard or soft services required by Exhibit C, or in the case of emergency.

ARTICLE 4.    Insurance; Waivers.

Section 4.01.    Landlord’s Insurance. Landlord shall insure or self-insure the Building for fire, earthquake and other casualty, for commercial general liability and for such other risks as a reasonably prudent owner of property might do.

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Section 4.02.    Tenant’s Insurance. Tenant covenants and agrees, at its sole cost and expense, to carry and maintain in force from and after the date of this Lease and throughout the term of this Lease (i) worker’s compensation and other required statutory forms of insurance, in statutory limits; (ii) comprehensive general liability insurance, which shall be written on an occurrence basis, naming Tenant as the insured and naming Landlord and its agent, if any, as additional insureds on a primary and non-contributory basis, in limits of not less than [***] per occurrence (combined single limit), including premises liability, products/completed operations (if applicable), property damage, water damage and sprinkler leakage legal liability and contractual liability coverage covering the indemnity obligations of Tenant set forth in this Lease; (iii) all-risk property insurance including but not limited to loss or damage by fire, windstorm, vandalism and malicious mischief and such other hazards as are included in so-called extended coverage or as may otherwise reasonably be required by Landlord, covering all improvements and betterments, furniture, furnishings, fixtures and equipment and other moveable trade fixtures and personal property now or hereafter placed in the Leased Premises by Tenant or Landlord, to their full insurable value; and (iv) from and after the Commencement Date of this Lease and throughout the remainder of the Lease Term rent or business interruption insurance against loss resulting from fire, or other risks covered by broad form extended coverage endorsement, in an amount equal to three months of the then current Rent for the Leased Premises, with loss payable under such policy to Landlord, with Landlord being named as a loss payee under the aforementioned property programs. The foregoing limits shall be increased from time to time in the event that Landlord, in its reasonable judgment, shall determine that the amounts of insurance are inadequate to pay any claims that may be brought under the foregoing policies; provided that in no event shall Tenant be required to increase such limits to an amount in excess of the limits customarily required by commercial landlords with respect to premises similar to the Leased Premises (including the use to which the Leased Premises shall be put) located in Gaithersburg, Maryland.

Such policies are to be written for terms of not less than one year by a company having a general policy holder’s rating of not less than A- and a rating in financial size of not less than XI, as rated in the most current “Best’s” insurance reports, and authorized and licensed to issue such policies in this property’s jurisdiction. Any such insurance required of Tenant hereunder may be furnished by Tenant under any blanket policy carried by it, providing the policy strictly complies with all other terms and conditions contained in this Lease, and provided further that such policy: (x) identifies with specificity the particular address of the Leased Premises being covered under the blanket policy; and (y) provides a minimum guaranteed coverage amount for the Leased Premises as required pursuant to the terms of this Article. Each policy evidencing insurance as required by to carried by Tenant pursuant to this Article shall contain the following provisions and/or clauses: (i) a cross-liability clause; (ii) a provision that such policy and the coverage carried by Landlord shall be excess insurance; (iii) a provision including Landlord, Landlord’s managing agent, and other parties (including mortgagees) designated by Landlord as additional insureds (except with respect to workers’ compensation insurance); (iv) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reasons of any act or omission of Landlord, its agents, employees, or representatives; (v) a severability clause; and (vi) a provision that the insurer will advise Landlord and all designated additional insureds of any notice of cancellation of such policy. An Evidence of Insurance (in form ACORD 27, or such other form acceptable to Landlord) for each of the insurance policies Tenant is required to carry in compliance with its obligations under this Lease, and containing provisions specified herein, shall be delivered to Landlord prior to the earlier of (x) the Commencement Date, or (y) the date Tenant shall first take possession of the Leased Premises for any purpose, and, upon renewals, prior to the expiration of

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such coverage. Upon Tenant’s default in obtaining or delivering any such policy or policies or failure to pay the premiums therefor, Landlord (in addition to and not in limitation of its other rights, remedies and privileges by reason thereof) may, but shall not be obligated to, secure or pay the premium for any such policy or policies and charge Tenant as rent therefor an amount equal to 110% of the costs incurred by Landlord thereby. Insurance notifications may arrive by regular mail.

Notwithstanding anything contained herein to the contrary, Tenant may satisfy its insurance obligations hereunder either partially or in full by self-insurance.

Notwithstanding anything herein to the contrary, nothing herein shall prevent Landlord from recovering, in the event of fire or other loss, under Landlord’s fire or other insurance coverage for all betterments and improvements by Tenant so affixed to the Leased Premises as to be considered part of the realty under law.

Notwithstanding anything herein to the contrary, the parties hereto release each other and their respective partners or principals, disclosed or undisclosed, agents, successor, assignees, subtenants and their respective employees in respect to any claim occurring during the Lease Term that is caused by or results from a risk which is actually insured against, which is required to be insured against under this Lease, or which is normally covered under a fire insurance policy with extended coverage endorsement. This waiver shall include any claim (including a claim for negligence) which either party might otherwise have against the other, or its partners or principals, disclosed or undisclosed, agents, successor, assignees, subtenants and their respective employees for loss, damage or destruction with respect to property by fire or other casualty (including rental value or business interest, as the case may be).

If any cost of insuring the Gaithersburg Facility (including the Building) shall increase as a result of the operation of Tenant’s particular business in the Leased Premises, Tenant shall, notwithstanding any other provision of this Lease, pay Landlord the amount of such increase, as rent hereunder.

ARTICLE 5.     Maintenance and Repairs; Alterations; Liens.

Section 5.01.    Maintenance and Repairs. Landlord, at its sole cost and expense, shall (a) keep the foundations, exterior walls and roof of the Building, and the Common Areas in good order, repair and condition, ordinary wear and tear excepted; and (b) maintain, repair and replace, in substantially the same working order and condition as of the Commencement Date of this Lease, the Leased Premises including without limitation, the electrical, plumbing, HVAC and other mechanical systems within the Leased Premises, and any and all improvements, build-out and finishes within the Leased Premises. Landlord’s obligations to maintain, repair or replace any improvements and/or area within the Building shall not (w) unreasonably impede Tenant’s access to the Leased Premises or to utilities serving the Leased Premises, or (x) unreasonably affect Tenant’s use and occupancy of the Leased Premises. Any repairs and maintenance to elements of the Gaithersburg Facility that are not located within the Leased Premises but which serve the Leased Premises shall be repaired, replaced and maintained by Landlord at Landlord’s sole cost and expense, except to the extent caused by any damage or negligence or willful misconduct of Tenant, in which case the cost thereof shall be Tenant’s cost.

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Section 5.02.    Alterations. Tenant shall have no right to make any alterations, additions or improvements (“Alterations”) to the Leased Premises without the prior written consent of Landlord, in Landlord’s sole and absolute discretion, except that Tenant shall have the right to hang pictures in the Leased Premises without Landlord’s consent provided that all damage to the Leased Premises caused by such removal at the end of the Lease Term shall be repaired by Tenant at Tenant’s expense.

Section 5.03.    Liens. Tenant shall not create or permit to be created or to remain and will discharge any lien, encumbrance or charges levied on account of any mechanic’s, laborer’s or materialman’s lien, which might be or become a lien, encumbrance or charge upon the Leased Premises for labor and services or materials furnished, performed or supplied by or for the benefit of Tenant during the Lease Term. If any such lien, encumbrance or charge at any time is filed against the Leased Premises, then, within thirty (30) days after notice of the filing thereof, Tenant will cause the same to be discharged of record by payment, deposit, order of a court of competent jurisdiction or otherwise. If Tenant breaches the foregoing covenant, Landlord may cause any such claimed lien to be released of record by payment or any other means available. Tenant shall pay to Landlord on demand all sums paid and reasonable, actual, out-of-pocket costs, including reasonable attorneys’ fees, incurred by Landlord in connection therewith, together with interest on all such sums at the Default Rate from the date incurred until paid.

Section 5.04.    Landlord Obligation to Maintain, Repair or Rebuild. During the Lease Term and at Landlord’s sole cost and expense, (i) Landlord shall maintain, repair or cause any replacements to be made to any improvements or area of the Gaithersburg Facility reasonably necessary to enable the continued use of the Leased Premises as such use exists on the Commencement Date, and (ii) Landlord shall restore, rebuild or replace any improvements or area of the Gaithersburg Facility affecting the Leased Premises damaged, destroyed or taken by reason of a casualty or condemnation event; provided that, in each case, Landlord’s efforts to maintain, repair or replace any improvements and/or area within the Gaithersburg Facility affecting the Leased Premises shall not (i) unreasonably impede Tenant’s access to the Leased Premises or to utilities serving the Leased Premises, or (ii) unreasonably affect Tenant’s use and occupancy of the Leased Premises. Landlord’s efforts to maintain, repair or replace any improvements and/or area within the Gaithersburg Facility affecting the Leased Premises shall be limited to those in place at the date of loss which have been authorized by Landlord and shall not include any additions or alterations made by Tenant or any of Tenant’s personal property. In the event of a complete or partial taking or casualty of any portion of the Building or the Gaithersburg Facility or which materially and adversely affects the ability of Tenant to perform the Tenant’s business or Landlord to fulfill its obligations under this Lease, Landlord may terminate this Lease as of the date of the taking or casualty. Tenant shall have the right to seek an award for its moving expenses but all other awards shall belong to Landlord. If Landlord elects to terminate this Lease pursuant to this Section 5.04, Landlord will give Tenant written notice of its election, and, subject to Tenant having reasonable opportunity to vacate the Leased Premises, this Lease will terminate upon the effective date of such notice, but Tenant’s Rent shall equitably abate from the date of casualty or the date of taking.

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ARTICLE 6.     Hazardous Materials; Health and Safety.

Section 6.01.    Environmental Matters. Following the Commencement Date and until termination or expiration of the Lease Term:

(a)    neither Tenant nor its agents will conduct any activity on the Leased Premises that will use, produce or transport any Hazardous Materials, except as conducted in compliance with all laws relating to hazardous materials and environmental protection (together with related permits, “Environmental Laws”), Landlord’s Health and Safety Program, and Tenant’s Health and Safety Program (“Tenant Permitted Activities”), and Tenant shall promptly notify Landlord if Tenant acquires knowledge of the presence of any Hazardous Material on or about the Leased Premises that does not constitute Tenant Permitted Activities;

(b)    neither Tenant nor its agents will use the Leased Premises for storage of any Hazardous Materials, except for materials used in the Tenant Permitted Activities which are properly stored in a manner and location in compliance with all Environmental Laws, which locations shall be designated by Landlord and reserved for use by Tenant (“Tenant’s Hazardous Material Storage Areas”);

(c)    no portion of the Leased Premises or the Gaithersburg Facility will be used by Tenant or Tenant’s agents for disposal of Hazardous Materials (other than lawful disposal of Hazardous Materials used within the Leased Premises) and Tenant shall dispose properly all Hazardous Materials used within the Leased Premises. In furtherance of the foregoing, Tenant shall engage Environmental Management Services, Inc. and/or Triumvirate Environmental, Inc. (i) to remove and dispose of Tenant’s chemical waste, bio-waste, and other regulated waste generated by Tenant at the Leased Premises and (ii) to maintain Tenant’s Hazardous Material Storage Areas. Tenant shall not cause any release, spillage, emission, or discharge of any Hazardous Material on or about the Leased Premises (“Release”);

(d)    Tenant shall promptly notify Landlord of any Release or suspected Release of Hazardous Materials by Tenant or its agents in, under, from or about the Leased Premises or of receipt by Tenant of any notice relating to the violation of any Environmental Laws. Tenant shall promptly remove the Hazardous Material and otherwise investigate and remediate the Release of Hazardous Materials by Tenant or its agents in, under, from or about the Leased Premises in accordance with applicable Environmental Law and to the satisfaction of Landlord. Landlord shall have the right, but not the obligation, to enter upon the Leased Premises to investigate and/or remediate such Release in lieu of Tenant, and Tenant shall reimburse Landlord as additional rent for the actual costs of such remediation and investigation.

(e)    Tenant and its agents shall fully comply with all Environmental Laws in the conduct of their activities at the Leased Premises and the Gaithersburg Facility and will immediately notify Landlord of any violation by Tenant or its agents of any Environmental Laws. Landlord shall have the right to inspect and assess the Leased Premises for the purpose of determining whether Tenant is handling any Hazardous Material in violation of this Lease or applicable Environmental Law, or to ascertain the presence of any Release. As required in accordance with any Environmental Laws in connection with Tenant’s use, occupancy, conduct or maintenance of the Leased Premises or of the business to be conducted by Tenant in or upon the Leased Premises, Tenant shall apply for, obtain, and maintain an ID number from the U.S. Environmental Protection Agency and a Special Medical Waste ID number from the Maryland Department of the Environment.

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“Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes or materials, animal wastes, microbial growths, toxic wastes or materials, petroleum products or derivatives of any substance subject to regulation (and whether or not permissible for use) under any federal, state or local laws relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, presently in effect or hereafter adopted (but excluding general office supplies). To the knowledge of Landlord, no Hazardous Material is present in the Leased Premises in violation of any law as of the Commencement Date. This Article 6 shall survive the Expiration Date.

Section 6.02.    Health, Safety, and Environment.

(a)    Tenant shall establish and ensure its compliance (including compliance by Tenant’s employees, independent contractors, and other persons using or occupying the Leased Premises) with a health and safety program (including an emergency program) for Tenant’s occupancy, use and operation in the Leased Premises and the Common Area, as required by applicable Environmental Laws (“Tenant’s Health and Safety Program”) acceptable to Landlord in its sole discretion. Without limiting Tenant’s obligation to comply Tenant’s Health and Safety Program, Tenant shall strictly comply with all health, safety, and environmental rules and regulations applicable to the Leased Premises established by Landlord, AstraZeneca Pharmaceuticals LP, and/or their affiliates (collectively, “Landlord’s Health and Safety Program”), it being agreed that such compliance shall include participation by Tenant (including its employees, independent contractors, and other persons using or occupying the Leased Premises) in or completion of required trainings.

(b)    Tenant shall designate an individual (“Tenant’s SHE Representative”) to act as a representative for Tenant and to serve as the primary point of contact for matters relating to health, safety, and environment. Landlord shall have the right to rely on all actions by, and communications with, Tenant’s SHE Representative. Tenant’s SHE Representative shall be a person in a leadership position within Tenant’s organization. Tenant shall provide Landlord the name, address, telephone and fax numbers, e-mail address and other relevant contact information for Tenant’s SHE Representative within ten (10) days of any change thereto. Landlord hereby acknowledges that as of the date hereof, Tenant has designated Lee Levin as Tenant’s SHE Representative and has separately provided Landlord with all necessary contact information therefor.

ARTICLE 7.     Waiver; Landlord’s Right to Terminate.

Section 7.01.    Waiver. There shall be no diminution or abatement of Rent or other compensation and no liability of Landlord (including by reason of any injury to or interference with Tenant’s business) arising from (i) any interruption or failure of utilities, services or access on or to the Leased Premises, (ii) the making of any repairs or alterations to any portion of the Leased Premises or the Gaithersburg Facility, or (iii) Landlord’s access rights pursuant to Section 4.03. Notwithstanding the foregoing, but subject to Section 5.04, Landlord shall diligently act to reinstate any failure of utilities, services or access to the Leased Premises. Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

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Section 7.02.    Default; Landlord’s Right to Terminate.

(a)    A “Default” shall be deemed to exist and Tenant shall be in default hereunder if: (i) Tenant fails to pay any Rent when due and such failure continues for more than 10 days after Landlord has given Tenant written notice of such failure (such notice being in lieu of, and not in addition to, any applicable statutory notice); provided, however, in no event shall Landlord have any obligation to give Tenant more than two such notices in any 12-month period, after which there shall be an Default if Tenant fails to pay any Rent when due, regardless of Tenant’s receipt of notice of such nonpayment, and, provided further, there shall be an automatic Default if Tenant fails to pay any Rent when due and the automatic stay of bankruptcy precludes issuance of a default notice; (ii) Tenant fails to bond over a mechanic’s or materialmen’s lien within 30 days after Landlord’s written demand; (iii) there is any Transfer (regardless of whether the same might be void under this Lease) in violation of the terms of this Lease; (iv) Tenant ceases to use the Leased Premises for the Permitted Use and the same continues for ten (10) days after written notice from Landlord; (v) the filing of a voluntary petition for relief by Tenant, or the filing of a petition against Tenant in a proceeding under the federal bankruptcy or other insolvency laws that is not withdrawn or dismissed within 60 days thereafter, or Tenant’s rejection of this Lease after such a filing, or, under the provisions of any law providing for reorganization or winding up of corporations, the assumption by any court of competent jurisdiction of jurisdiction, custody, or control of Tenant or any substantial part of its property, where such jurisdiction, custody, or control remains in force, unrelinquished, unstayed, or unterminated for a period of 60 days, or the ceasing of existence of Tenant, or the commencement of steps or proceedings toward the dissolution, winding up, or other termination of the existence of Tenant, or toward the liquidation of either of their respective assets, or the evidence of the inability of Tenant to pay its debts as they come due, including without limitation an admission in writing of its inability to pay its debts when due; or (vi) Tenant fails to observe or perform any of Tenant’s other agreements or obligations under this Lease and such failure continues for more than 30 days after Landlord gives Tenant written notice of such failure, or the expiration of such additional time period as is reasonably necessary to cure such failure, provided Tenant commences to cure within such 30 day period and thereafter proceeds with all due diligence and in good faith to cure such failure.

(b)    Upon the occurrence of a Default, Landlord, in addition to the other rights or remedies it may have under this Lease, at law, or in equity, and without prejudice to any of the same, shall have the option, without any notice to Tenant and with or without judicial process, to pursue any one or more of the following remedies: (i) Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and Tenant shall pay Landlord upon demand for all actual losses and damages that Landlord suffers or incurs by reason of such termination, including damages in an amount equal to the total of: (A) the costs of repossessing the Leased Premises and all other expenses actually incurred by Landlord in connection with Tenant’s default, plus the Administrative Fee; (B) the unpaid Rent earned as of the date of termination; (C) all Rent for the period that would otherwise have constituted the remainder of the Lease Term, discounted to present value at a rate of 4% per annum; and (D) all other sums of money and damages owing by Tenant to Landlord; (ii) Landlord shall have the right to terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased

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Premises by forcible detainer or forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease. If Tenant receives written notice of a termination of its right to possession, such notice will serve as both a notice to vacate, notice to pay or quit, and a demand for possession of, the Leased Premises, and Landlord may, in accordance with applicable laws, immediately thereafter initiate a forcible detainer action without any further demand or notice of any kind to Tenant; (iii) Landlord shall have the right to enter and take possession of all or any portion of the Leased Premises without electing to terminate this Lease, in which case Landlord shall have the right to relet all, or any portion of the Leased Premises on such terms as Landlord deems advisable. Landlord will not be required to incur any expenses to relet all or any portion of the Leased Premises, although Landlord may at its option incur customary leasing commissions or other costs for the account of Tenant as Landlord shall deem necessary or appropriate to relet. In no event will the failure of Landlord to relet all or any portion of the Leased Premises reduce Tenant’s liability for Rent or damages; (iv) Landlord shall have the right to enter the Leased Premises without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Leased Premises and repair or replace any damage thereto or do anything for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any out-of-pocket costs which Landlord reasonably incurs in thus effecting Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto; (v) Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Leased Premises. If Landlord elects to continue this Lease in full force and effect pursuant to this Section, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as and when it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from showing the Leased Premises to potential tenants, subsequently electing to terminate this Lease, or pursuing any of its other remedies; (vi) Landlord shall have the right to cure any default on behalf of Tenant and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, plus the Administrative Fee. The “Administrative Fee” means 15% of the costs incurred by Landlord in curing Tenant’s default or performing Tenant’s obligations hereunder.

Section 7.03.    If Tenant defaults in the performance of any provision contained in this Lease, Landlord, in addition to any other rights and remedies it has under this Lease and without thereby waiving such default, may perform the same for the account of and at the expense of Tenant (but shall not be obligated to do so), without notice in a case of emergency and in any other case if such default continues after fifteen (15) days from the date that Landlord gives written notice to Tenant of its intention to do so. Landlord may invoice Tenant for all out-of-pocket amounts reasonably paid by Landlord and all losses, costs, and expenses reasonably incurred by Landlord in connection with any such performance by Landlord pursuant to this paragraph (together with interest at the rate of 1% per month from the date Landlord pays the amount or incurs the loss, cost, or expense until the date of full repayment by Tenant) monthly or immediately, at Landlord’s option, and shall be due and payable by Tenant to Landlord as additional rent within five (5) business days after Tenant receives the invoice. Any reservation of a right by Landlord to enter upon the Leased Premises and to make or perform any repairs, alterations, or other work in, to, or about the Leased Premises, which, in the first instance, is Tenant’s obligation pursuant to this Lease, shall not be deemed to impose any obligation on

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Landlord to do so, render Landlord liable to Tenant or any third party for the failure to do so, or relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in this Lease.

Section 7.04.    The rights granted to Landlord in this Section shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Default under this Lease. Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Leased Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law or in equity. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease. Landlord shall have no duty to mitigate its damages under this Lease, even after Landlord terminates or retakes possession of the Leased Premises.

Section 7.05.    No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity, and acceptance of such partial payment shall be deemed subject to Landlord’s reservation of all rights.

Section 7.06.    Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable in any event for incidental or consequential damages hereunder, whether or not Tenant is notified that such damages may occur.

Section 7.07.    The provisions of this Article 7 shall survive the expiration or earlier termination of this Lease.

ARTICLE 8.     Indemnity.

Section 8.01.    Tenant Waiver of Claims. Landlord shall not be liable and Tenant hereby waives all claims against Landlord for any damage to any property or any injury to any person in or about the Leased Premises by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Leased Premises, gas, fire, oil, electricity or theft), except any claims caused by or arising from Landlord’s, or any of Landlord’s employees’, agents’ or contractors’ gross negligence or willful misconduct or violation of this Lease.

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Section 8.02.    Tenant Indemnity. Tenant shall protect and defend, indemnify and hold Landlord harmless from and against any and all losses (including court costs and reasonable attorney’s fees) incurred in connection with Tenant’s occupancy of the Leased Premises by reason of any third party claims to the extent resulting from (a) any negligence or willful misconduct of Tenant or its agents during the Lease Term; (b) Tenant’s or any of Tenant’s agents’ failure to comply with any and all laws applicable to the condition or use of the Leased Premises or its occupancy (to the extent such compliance is required under this Lease); (c) Tenant’s work or business in or about the Leased Premises; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to this Lease; except that, in each case, in no event shall Tenant indemnify Landlord or any of Landlord’s employees, agents, or contractors for their negligence or willful misconduct or violation of this Lease (collectively, “Tenant’s Indemnified Matters”). In the event that any third party action or proceeding is brought against Landlord or any person or party related to Landlord by reason of any of Tenant’s Indemnified Matters, Landlord shall provide Tenant prompt written notice of any such claim and shall reasonably cooperate with Tenant in connection with the claim. Tenant shall have the right to assume exclusive control of the defense and disposition, including any settlement (at its own expense) of any such claim through counsel of its own choosing. Landlord shall have the right to participate in the defense thereof and to employ counsel, at Landlord’s own expense, separate from the counsel employed by Tenant. In no event shall Landlord be liable for any consequential, indirect, special, incidental, punitive or exemplary damages arising from a claim brought by another party hereto occasioned by any failure to perform or the breach of any obligation under this Lease.

Section 8.03.    Survival. The provisions of this Article 8 shall survive the expiration or earlier termination of this Lease.

ARTICLE 9.     No Assignment or Sublease.

Section 9.01.    Tenant shall not, voluntarily or by operation of law, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet or other dispose of all or any interest in this Lease or the Leased Premises, or permit occupancy of the Leased Premises or any part thereof by any person or entity other than Tenant (each of the foregoing is a “Transfer” to a “Transferee”), without the prior written consent of Landlord, in Landlord’s sole and absolute discretion; provided, however, that no such Transfer shall release Tenant from any of its obligations hereunder. Any Transfer undertaken without Landlord’s prior written consent shall constitute an Default and shall, at Landlord’s option, be void and/or terminate this Lease. For purposes of this Lease, a Transfer shall include, without limitation, any assignment by operation of law, and any merger, consolidation, or asset sale involving Tenant, any direct or indirect transfer of control of Tenant, and any transfer of a majority of the ownership interests in Tenant. Consent by Landlord to any one Transfer shall be held to apply only to the specific Transfer authorized, and shall not be construed as a waiver of the duty of Tenant, or Tenant’s legal representatives or assigns, to obtain from Landlord consent to any other or subsequent Transfers pursuant to the foregoing, or as modifying or limiting the rights of Landlord under the foregoing covenant by Tenant.

Section 9.02.    Notwithstanding any Transfer, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Default, if the Leased Premises

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or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

Section 9.03.    In addition to Landlord’s right to approve of any Transfer, Landlord shall have the option, in its sole discretion, in the event of any proposed Transfer, to terminate this Lease as of the date the Transfer is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. If this Lease shall be terminated pursuant to this Section 9.03, the Lease Term shall end on the date stated in Tenant’s notice as the effective date of the Transfer as if that date had been originally fixed in this Lease for the expiration of the Lease Term. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed Transfer, whether or not the Leased Premises are recaptured pursuant to this Section 9.03 and rented by Landlord to the proposed Transferee.

Section 9.04.    Upon any request to Transfer, Tenant will pay to Landlord, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported Transfer of this Lease or of any of the Leased Premises, regardless of whether Landlord shall consent to, refuse consent or terminate the Lease.

ARTICLE 10.     Brokers.

Landlord and Tenant each represent and warrant that it has not entered into any agreement with, or otherwise had any dealings with, any broker, agent or finder in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker, agent or finder for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature. Landlord and Tenant each agree to indemnify and hold the other harmless from any costs (including, but not limited to, court costs, investigation costs, and attorneys’ fees), expenses, and liabilities for commissions or other compensation claimed by any broker, agent or finder with respect to this Lease which arises out of any agreement or dealings, or alleged agreement or dealings, between such party and any such broker, agent or finder.

ARTICLE 11.     Notices.

All notices, requests, demands, claims and other communications which are required or may be given under this Lease shall be in writing and shall be deemed to have been duly given when received if personally delivered; the business day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

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If to Tenant, addressed to:

Viela Bio, Inc.

One Medimmune Way

Gaithersburg, MD 20878

Attention: Bing Yao

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

701 Pennsylvania Avenue, NW, Suite 900

Washington, DC 20004

Attention: Christopher Jeffers

If to Landlord, addressed to:

MedImmune, LLC

c/o AstraZeneca Pharmaceuticals LP

One Medimmune Way

Gaithersburg, MD 20878

Attention: [***]

with a copy to:

AstraZeneca Pharmaceuticals LP

1800 Concord Pike

PO Box 15437

Wilmington, DE 19850-5437

Attention: General Counsel

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

ARTICLE 12.    Miscellaneous.

Section 12.01.    Independent Parties. Nothing in this Lease is intended or shall be deemed to constitute a partnership, agency, employer, employee or joint venture relationship between the parties. Neither party shall have the right to enter into any agreements on behalf of the other party, nor shall it represent that it has any such right or authority. No third party, including any employee of any party or any of such party’s affiliates, shall have or acquire any rights by reason of this Lease.

Section 12.02.    Governing Law; Jurisdiction; No Jury Trial.

(a)    This Lease shall be governed by and construed in accordance with the laws of the State of Maryland without regard to any conflict of laws rules of such state.

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(b)    Each party to this Lease hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts in the State of Maryland in any action or proceeding arising out of or relating to this Lease or for recognition or enforcement of any judgment relating thereto, and each party to this Lease hereby irrevocably and unconditionally agrees not to commence any such action or proceeding except in such courts. Each party to this Lease hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Lease irrevocably consents to service of process in the manner provided for notices in Article 11. Nothing in this Lease will affect the right of any party to this Lease to serve process in any other manner permitted by law.

(c)    LANDLORD AND TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE. TENANT HEREBY IRREVOCABLY WAIVES SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.

Section 12.03.    Counterparts. This Lease may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. Landlord and Tenant agree that this Lease shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Lease to the other party.

Section 12.04.    Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Lease.

Section 12.05.    Entire Agreement. This Lease contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect thereto.

Section 12.06.    Construction. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Lease, shall refer to this Lease as a whole and not to any particular provision of this Lease. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms “dollars” and “$” shall mean United States of America dollars. Except where the context requires otherwise, the term “including” shall mean “including, without limitation.” When a reference is made in this Lease to an Article, a Section, an Exhibit or schedule, such reference shall be to an Article of, a Section of, or an Exhibit or schedule to, this Lease unless otherwise indicated. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

Section 12.07.    Amendment; Waiver. Any provision of this Lease may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Landlord and Tenant, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 12.08.    Severability. If any term or other provision of this Lease is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms or other provisions of this Lease shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Lease so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 12.09.    Binding Effect; Assignment. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12.10.    Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Lease and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Lease and (c) the terms and provisions of this Lease shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Lease. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

Section 12.11.    No Personal Liability; Limitation on Landlord’s Liability. This Lease shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any party hereto. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.

Section 12.12.    Subordination; Estoppel Certificates. This Lease and Tenant’s interest in this Lease is subordinate at all times to the lien of any current or future mortgages or deeds of trust placed on the Leased Premises or the Gaithersburg Facility, and to any current or future ground lease thereof (together such mortgages, deeds of trust and ground leases, “Mortgage”), without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver within 10 business days after demand such commercially reasonable further instrument evidencing such subordination and attornment as shall be reasonably required by the holder of any mortgage or deed of trust now or hereafter placed upon the Leased Premises or the Gaithersburg Facility. Notwithstanding the foregoing, any holder of a Mortgage (“Mortgagee”) may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution and delivery, and in that event the Mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the Mortgage. Tenant shall attorn to any foreclosing

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mortgagee, purchaser at a foreclosure sale or by power of sale, or purchaser by deed in lieu of foreclosure. If the holder of a superior mortgage shall succeed to the rights of Landlord, then at the request of such party so succeeding to Landlord’s rights (herein sometimes called successor landlord) and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease and shall promptly, without payment to Tenant of any consideration therefor, execute and deliver any instrument that such successor landlord may request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions, and covenants as are set forth in this Lease and shall be applicable after such attornment, except that the successor landlord shall not be bound by any modification of this Lease not approved by the successor landlord, or by any previous prepayment of more than one month’s rent, unless such modification or prepayment shall have been expressly approved in writing or received by the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord. Tenant shall provide an estoppel certificate to any person or entity requested by Landlord, within ten (10) days following Tenant’s receipt of such request, acknowledging such customary certifications as may be requested.

Section 12.13.    No Recording. Neither Tenant, nor anyone acting through, under, or on behalf of Tenant, shall have the right to record this Lease, nor any memorandum, notice, affidavit, or other writing with respect thereto.

Section 12.14.    Attorneys’ Fees. In connection with any litigation or arbitration arising out of this Lease, Landlord or Tenant, whichever is the prevailing party as determined by the trier of fact in such litigation, shall be entitled to recover from the other party all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys’ fees.

Section 12.15.    Confidentiality. Each of Landlord and Tenant agrees that (i) this Lease and the terms contained herein will be treated as strictly confidential and (ii) except as required law (or except with the written consent of the non-disclosing party) it shall not disclose the same to any third party except for its investors, lenders, accountants, auditors, brokers and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Landlord or Tenant is required by law to provide this Lease or disclose any of its terms, such party shall give the non-disclosing party prompt written notice of such requirement prior to making disclosure so that the non-disclosing party may seek an appropriate protective order. If failing the entry of a protective order the disclosing party is compelled to make disclosure, the disclosing party shall only disclose portions of the Lease which the disclosing party is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

Section 12.16.    Leased Premises Connectivity.

(a)    Other than in connection with services otherwise provided in this Lease and in any other agreement between Landlord and Tenant, including, without limitation, the Transition Services Agreement between Landlord and Tenant dated February 23, 2018, Tenant shall not access, utilize or otherwise interfere with Landlord’s information technology (“IT”) systems,

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telephones, switches and switching equipment, racks, wiring, cabling, telecommunications, antenna, communication equipment, and like equipment or systems, whether now or hereafter installed, except as otherwise provided in this Section 12.16. Subject to the prior sentence, promptly, but no later than September 30, 2018, Tenant shall, at Tenant’s sole cost and expense, install Tenant’s own self-managed network with wireless access points in the Leased Premises, including a CenturyLink internet circuit and all other IT systems, switches and switching equipment, racks, wiring, cabling, telecommunications and like equipment or systems necessary to implement and operate such network to and for the Leased Premises. All wiring, equipment and systems installed by Tenant in the Leased Premises, and the lines of demarcation for the circuit termination point, shall be subject to mutual agreement and consent by Landlord and Tenant in advance of Tenant’s installation thereof at Tenant’s sole cost and expense. Landlord makes no warranty or representation as to whether the Leased Premises is capable of supporting Tenant’s current, planned or future IT wiring, equipment or system. If any modifications to the Leased Premises are necessary to accommodate Tenant’s planned, existing or future IT wiring, equipment and/or system (including but not limited to additional HVAC), any such modification shall be made at the sole cost and expense of Tenant, with the prior reasonable consent of Landlord. Landlord’s failure to consent to any modifications or additional equipment (including, without limitation, supplemental HVAC) needed to accommodate any such planned, existing or future IT equipment shall not be deemed a constructive eviction or otherwise give rise to any right or remedy on the part of Tenant, notwithstanding any other provision hereof.

(b)    Notwithstanding Section 12.16 (a) above, during the period commencing on or about July 2, 2018 and ending on the earlier of such date on which Tenant implements its own self-managed network in the Leased Premises and October 1, 2018, Landlord shall, at Tenant’s sole cost and expense, use commercially reasonable efforts to install network equipment (including wireless access points and switches) necessary to, and operate, a local area network (LAN) for Tenant’s exclusive use in the Leased Premises pursuant to those specifications described in Exhibit F hereto (“Temporary LAN Specifications”)). All costs and expenses incurred by Landlord therefor shall be paid by Tenant within ten (10) days after Landlord’s written demand therefor. Landlord inability or delay in installing or implementing, or any interruption in the operation of the LAN, shall not constitute a constructive or actual eviction, entitle Tenant to an abatement, reduction of rent hereunder or damages or be deemed a disturbance to Tenant’s use or occupancy of the Leased Premises.

(c)    Tenant is responsible for developing at its sole cost and expense, its own IT infrastructure and system that is functionally separate and apart from Landlord’s existing IT infrastructure and system. In furtherance of the foregoing, Tenant shall insure, at its sole cost and expense, throughout the Lease Term hereof, that no intentional or inadvertent sharing or dissemination of Landlord’s information occurs as a result of shared or proximate IT equipment, wiring and access to IT facilities by or for the benefit of Tenant. If either party believes that such sharing or dissemination of Landlord’s information has occurred (a “Shared Information Occurrence”), the party discovering such Shared Information Occurrence shall immediately inform the other of it and both parties, in good faith shall immediately initiate a joint effort to stop the sharing or dissemination of information that is occurring and take all reasonable steps needed to prevent another Shared Information Occurrence from occurring in the future. After Tenant’s IT system is installed and becomes operational and after any material modification thereto by Tenant or following a Shared Information Occurrence (in each case, at Tenant’s cost) Landlord’s IT staff or contractors may inspect and test Tenant’s IT system to ensure no Shared Information Occurrence will occur and that Landlord’s IT equipment is not adversely affected thereby.

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Section 12.17.    Non-Disclosure.

(a)    “Confidential Information” of any party means, collectively, any and all information, documents or other materials (whether written or oral, or in electronic, recorded or other form, whether or not marked as confidential or proprietary) of such party or relating to such party’s business, operations, finances, products or services. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the other party or any of such other party’s employees, agents or contractors (collectively, “Representatives”), or (ii) was available to the other party on a non-confidential basis prior to its disclosure.

(b)    Subject to Section 12.15, each of Landlord and Tenant (i) shall not, and shall cause its respective Representatives not to disclose or reveal to any other person or entity any of the other party’s Confidential Information, in each case, without the prior written consent of such other party and (ii) shall, and shall cause its Representatives to (A) hold in strict confidence any and all of such other party’s Confidential Information and (B) use the same level of care, but no less than a diligent level of care, to prevent the use or prohibited disclosure of the other party’s Confidential Information as it exercises in protecting its own Confidential Information. Notwithstanding the foregoing, Landlord may disclose financial information relating to Tenant to actual or prospective lenders or purchasers of the Gaithersburg Facility.

(c)    Tenant shall not, and shall cause its Representatives not to, access or use in any manner any of Landlord’s Confidential Information, including any such Confidential Information stored in any of Landlord’s computer systems, networks or databases, hard copy files located on the Leased Premises and any other information, documents or materials to which Tenant or its Representatives may have access on the Lease Premises or otherwise.

(d)    Tenant will promptly notify Landlord if Tenant becomes aware of any unauthorized access, use or disclosure of any of Landlord’s Confidential Information by any of Tenant’s Representatives and, at Landlord’s request, shall take, at the Tenant’s sole expense, all actions as may be necessary and legally permissible to terminate or remedy any unauthorized access, use or disclosure that results from any act or omission of Tenant or any of its Representatives.

(e)    Tenant shall instruct its Representatives to comply with and at all times act consistently with the terms of this Section 12.17. Tenant will be liable for any unauthorized access, use or disclosure of Landlord’s Confidential Information by any of its Representatives that would have been a breach of this Agreement had such access, use or disclosure been made directly by Tenant. Landlord shall also be entitled to enforce this Section 12.17 against Tenant’s Representatives as if they were parties hereto.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed and delivered as of the date first above written.

WITNESS:	LANDLORD:

MedImmune, LLC,
a Delaware limited liability company

[***]	By:	/s/ [***]
	Name:	[***]
	Title:	Vice President, MedImmune

WITNESS:	TENANT:

Viela Bio, Inc., a Delaware corporation

[***]	By:	/s/ Aaron Ren
	Name:	Aaron Ren
	Title:	Head of BD and Operations

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EXHIBIT A

LEASED PREMISES

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EXHIBIT B

SURRENDER CONDITION

The “Surrender Condition” shall mean that, on or before the Expiration Date, Tenant shall, at Tenant’s sole cost and expense:

(a)

remove from the Leased Premises all Hazardous Materials generated, stored, handled, treated, used, released, and/or disposed of by Tenant during or prior to the Lease Term, together with any and all debris and trash generated by Tenant during the Lease Term, and all laboratory and other inventory and materials of Tenant;

(b)

make such repairs and replacements as are necessary to repair damage caused by Tenant in the Leased Premises and cause the Leased Premises to be in substantially the same condition as when this Lease commenced, subject to normal wear and tear, casualty and condemnation; and

(c)

remove from the Leased Premises all personal property belonging to individuals employed in the Leased Premises, and any movable personal property owned by Tenant not affixed to floors or walls within the Leased Premises, and repair and restore any damage caused by its removal.

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EXHIBIT C

COMPONENTS OF RENT

6,270 rentable square footage of Office Space

940 rentable square footage of Lab Space

Utilities

Property Tax

Hard Services:

–	HVAC

–	Lab Equipment Maintenance at current levels provided as of the Effective Date

–	Lighting

–	General repairs

Soft Services:

–	Security

–	Custodial

–	AV

–	Cafe/pantry

–	Snow removal

–	Gym

–	Mail/package delivery

Laboratory Services & Supplies

–	Laboratory Utilities (e.g. gases, water, ventilation, etc.)

–

Environmental and Hazardous Material Services (e.g. delivery, management, etc.), expressly excluding disposal of Hazardous Materials and any other services for which Tenant is obligated to contract with Environmental Management Services, Inc. and/or Triumvirate Environmental, Inc. pursuant to Section 6.01(c)

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For avoidance of doubt, the Components of Rent set forth above require that Landlord furnish a working laboratory to Tenant, but do not obligate Landlord to furnish any laboratory services to Tenant that require Landlord’s personnel, Notwithstanding the foregoing, Environmental and Hazardous Material Services are performed by third parties under contract with Landlord, subject to Landlord oversight.

Notwithstanding anything to the contrary set forth herein, any regulatory requirements regarding health, safety and environmental matters that relate to training and/or documentation for program development and delivery along with any related consulting or advisory services shall not be provided by Landlord and shall be the responsibility of Tenant and/or its contracted consultants.

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EXHIBIT D

LABORATORY EQUIPMENT

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EXHIBIT E

LANDLORD’S WORK

This Exhibit E (“Exhibit”) is a part of the Lease to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Lease.

1)	Process.

a)    Landlord’s Work. “Landlord’s Work” means the improvements, alterations, and other physical additions to be made or provided to, constructed, delivered, or installed at, or otherwise acquired for, the Leased Premises in accordance with the construction drawings identified as Project # FP-921 (“CD’s”) or otherwise approved in writing by Landlord, as set forth in Exhibit E-1 (“Scope of Work”). Landlord’s Work shall expressly not include any finishes, materials, or improvements not specifically addressed and detailed on the Scope of Work.

b)    Change Orders. Tenant shall have the right to make changes to the CD’s provided: (i) such changes are first approved in writing by Landlord (“Approved Changes”); and (ii) Tenant reimburses Landlord for the net incremental costs to Landlord (including any delays) arising therefrom (the “Additional Costs”) within 15 business days after receipt of an invoice(s) therefor. It shall be deemed reasonable for Landlord to deny consent to a requested change to the CD’s if Landlord determines that Substantial Completion will be delayed.

c)    Tenant’s and Landlord’s Representative. “Tenant’s Representative” means Aaron Ren, whose email address is rena@vielabio.com. “Landlord’s Representative” means Chad Kellner, whose email address is KellnerC@MedImmune.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies. Tenant’s Representative shall have authority to grant any consents or approvals by Tenant under this Exhibit, and for authorizing and executing any and all change orders or other documents in connection with this Exhibit, and Landlord shall have the right to rely thereon. Tenant hereby ratifies all actions and decisions with regard to Landlord’s Work that Tenant’s Representative may have taken or made prior to the execution of the Lease. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval, or other matter relating to Landlord’s Work until it has been executed by Tenant’s Representative or a senior officer of Tenant.

2)    Completion of Landlord’s Work. Except to the extent that the CD’s, the Approved Changes, and/or this Exhibit provide that Tenant shall complete a portion of Landlord’s Work, Landlord shall cause Landlord’s Work to be made, constructed, or installed in a good and workmanlike manner substantially in accordance with the CD’s and Approved Changes and in compliance with laws. All finishes, materials, items or construction not specifically addressed and

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detailed on the Scope of Work or above Building Standard shall be considered a specialized improvement and shall be at Tenant’s sole cost. Any costs in excess of Landlord’s final budget pricing for Landlord’s Work shall be at Tenant’s sole cost. Except as expressly set forth otherwise in the CD’s and/or the Approved Changes, Landlord shall cause Landlord’s Work to be constructed or installed to Building Standards; provided, however, Landlord shall have the right to substitute comparable non-Building Standard materials, fixtures, finishes, and items to the extent Building Standard items are not readily available. “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for Landlord’s Work at the Building or for other areas at the Building, as applicable.

3)    Cooperation. Tenant and Tenant’s Representative shall reasonably cooperate with Landlord, Architect, and Landlord’s general contractor (“Contractor”) to promote the efficient and expeditious completion of Landlord’s Work.

4)    Substantial Completion. “Substantial Completion” means the later of the date on which: (i) Landlord’s Work has been completed except for Punch List work; and (ii) Landlord has obtained a final inspection approval, or temporary or permanent certificate of occupancy from the applicable local governing authority. If issuance of such approval or certificate is conditioned upon Tenant’s installation of its equipment, racking, cabling, or furniture, or completion of any other work or activity in the Leased Premises for which Tenant is responsible, and the governmental authority will not issue the approval or certificate, or schedule an inspection of Landlord’s Work due to Tenant’s failure to complete any work, installation, or activity, then Substantial Completion shall be deemed to have occurred without Landlord having obtained the approval or temporary or permanent certificate of occupancy and correspondingly, the Commencement Date shall be established. “Punch List” means the list of items of Landlord’s Work, if any, that require correction, repair, or replacement, do not materially affect Tenant’s ability to use the Leased Premises for the Permitted Use, and are listed in a writing prepared in accordance with Section 5 below.

5)    Punch List. Landlord shall schedule a walkthrough of the Leased Premises with Tenant’s Representative to occur on Substantial Completion, from which Landlord and Tenant shall jointly generate a final Punch List. Landlord shall diligently pursue completion of any Punch List work, and make commercially reasonable efforts to complete all Punch List work within 30 days after Substantial Completion. The taking of possession of the Leased Premises by Tenant shall constitute an acknowledgment by Tenant that the Leased Premises are in good condition and that all work and materials provided by Landlord are satisfactory except as to items contained in the Punch List.

6)    Tenant Delay. In the event of Tenant Delay, Substantial Completion shall be deemed to be the date Substantial Completion would have occurred but for Tenant Delays. Landlord shall have no obligation to expend any funds, employ any additional labor, contract for overtime work, or otherwise take any action to compensate for any Tenant Delay. Tenant shall reimburse Landlord for any net incremental costs in labor, materials, and supplies incurred due to Tenant Delay. “Tenant Delay” means that, in whole or in part, Substantial Completion is delayed, or Landlord is delayed in obtaining any permit(s) or certificate(s) that Landlord is required to obtain under the Lease or this Exhibit, as a result of any of the following: (i) Tenant fails to fully and timely comply with the terms of this Exhibit; (ii) Tenant requests in writing changes to the CD’s, including any

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Approved Changes, notwithstanding Landlord’s approval of such changes; (iii) Tenant requests in writing non-Building Standard improvements, materials, finishes, or installations; (iv) Tenant or any Tenant Agent interferes with the work of Landlord or Contractor including, without limitation, during any pre-commencement entry period; or (v) any other delay caused by Tenant or any Tenant Agent.

7)    Early Access. Subject to the terms herein and Tenant’s compliance with all applicable Laws, without additional charge to Tenant, Tenant shall have reasonable access to the Leased Premises (“Early Access”) during completion of Landlord’s Work to coordinate installation of Tenant’s cabling and wiring and during the 30 day period immediately prior to Substantial Completion to install its furniture, fixtures, and equipment; provided in any such case Tenant’s Early Access does not interfere with, or delay completion of Landlord’s Work, and Tenant first provides Landlord with a certificate of insurance as required under the Lease. Tenant’s Early Access is subject to Landlord’s construction schedule and all Early Access shall be as directed by Landlord or Landlord’s contractors. Tenant shall be fully responsible for all costs related to Early Access. All insurance, waiver, indemnity, and alteration provisions of the Lease shall be in full force and effect during Early Access. Tenant shall ensure that its phone/data, security, and other vendors comply with all applicable Laws and pull their permits and perform their work in conjunction with Landlord’s Work so as not to delay completion of Landlord’s Work and any and all inspections therefor. Tenant and its contractors shall coordinate all activities with Landlord in advance and in writing, and shall comply with Landlord’s instructions and directions so that Tenant’s early entry does not interfere with or delay any work to be performed by Landlord. Any delay resulting from Early Access, including without limitation due to a Tenant vendor’s work delaying Landlord’s ability to obtain its permits, shall be deemed a Tenant Delay.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT F

TEMPORARY LAN SPECIFICATIONS

•	Temporary Viela LAN Configuration

•	Landlord to establish a temporary Wireless and Wired LAN in the identified Viela Space in OMW (Area A1 & A2 North).

•	The LAN will be connected to the overall Landlord network until Tenant can establish its own network.

•	The LAN is to be established using Cisco 5520 Wireless LAN Controller (WLC) and Cisco 3802i Wireless Access Points (AP) supported by Cisco switches in Closet 1228.

•	Landlord to enable wired LAN ports at desks and conference rooms

•	Wireless Services

•	Users still on Landlord end user clients to access Landlord Corporate SSID for internet and Landlord network access

•	Users on Tenant end user clients to access Landlord Guest SSID for internet access (Landlord network access will not be available for users on Tenant end user clients)

•	Video Conferencing Services

•	Conference rooms to be outfitted with wired LAN ports and configured for Video Conferencing capabilities

•	Printing Services

•	Printing services to be made available by facilities through vendor relationship

•	Print capabilities to be established for Tenant users

•	Viela users with:

•	Tenant end user client to print via Direct Print to identified / configured printer(s)

•	Landlord end user clients to print via “Guest Print”, available through Landlord Guest SSID (internet access)

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.